Exhibit 99.1

PAE Reports First-Quarter 2021 Financial Results

Highlights

•First-quarter revenue of $748.6 million
•First-quarter operating income of $26.2 million
•First-quarter net income of $13.4 million
•First-quarter adjusted EBITDA1 of $47.0 million (margin of 6.3%1 of revenue)
•First-quarter cash flows provided by operations of $55.4 million
•First-quarter net bookings of $292 million (0.4x book-to-bill); $2.7 billion for the trailing 12 months (1.0x book-to-bill)
•Company reiterates fiscal 2021 financial guidance

FALLS CHURCH, Va., May 6, 2021 — PAE Incorporated (“PAE” or the “Company”) (NASDAQ: PAE, PAEWW) today announced first -quarter 2021 financial and operating results.

CEO Commentary

PAE Interim President and CEO Charlie Peiffer said, “I am very proud of the PAE team and very pleased with our operating results. We grew organic revenue about 7% over the prior year period and delivered strong adjusted EBITDA, margins and cash flow. Our strategy of expanding the business towards higher margin contract opportunities is yielding positive results. We’ll continue to execute our strategy and build on this strong momentum.”

First-Quarter 2021 Results

Revenues for the quarter of $748.6 million increased $131.3 million, or 21.3%, compared to the prior year period. The increase was attributable to $88.8 million of revenue from recent acquisitions and by a $42.5 million net increase from new business awards and other changes in contract volume. The Global Mission Services and National Security Solutions segments’ revenues increased by approximately $64.1 million and $67.2 million, respectively.

Operating income for the quarter was $26.2 million, compared with operating income of $7.5 million in the prior year period. The increase resulted from higher revenue volume in the current period and lower selling, general and administrative expenses as a percentage of revenue.

The net income attributed to PAE for the quarter was $13.4 million, or $0.14 per diluted share, compared with net income of approximately $26.0 million, or $0.43 per diluted share in the prior year period. The decrease in net income for the first quarter of 2021 was primarily driven by changes in fair
1 Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. A reconciliation of adjusted EBITDA and adjusted EBITDA margin to their most directly comparable GAAP financial measure, net income (loss), and a discussion of Adjusted EBITDA, Adjusted EBITDA margin and other non-GAAP financial measures, is contained in the “Non-GAAP Financial Measures” section of this release.

value of the warrants, which decrease was partially offset by the increase in operating income and the reduction in interest expense.
Adjusted EBITDA for the quarter was $47.0 million, or 6.3% of revenue, compared to $41.6 million, or 6.7% of revenue, in the prior year period. Adjusted EBITDA increased due to higher revenue volume while margins declined due primarily to higher non-labor revenue in the current period.

Global Mission Services
GMS revenues for the quarter of $521.6 million increased $64.1 million, or 14.0%, compared to the prior year period. The increase was attributable to new business awards, including COVID-19 relief opportunities, which increase was partially offset by reductions in contract volume on certain programs.
GMS operating income for the quarter was $24.5 million, compared to $12.6 million in the prior-year period. The increase was driven by higher revenue volume, lower selling, general and administrative expenses as a percentage of revenue and an increase in consolidated venture income. These increases were partially offset by higher cost of sales from an increase in non-labor revenue.

GMS adjusted operating income2 for the quarter was $27.8 million, or 5.3% of revenue, compared to $27.3 million, or an operating margin of 6.0% of revenue, in the prior year period. The variances in GMS adjusted operating income and margins2 were driven by the increase in revenue volume including higher non-labor revenue in the current period.

National Security Solutions
NSS revenues for the quarter of $227.0 million increased $67.2 million, or 42.0%, compared to the prior year period. The increase was attributable to $88.8 million of revenue from recent acquisitions, partially offset by a $23.0 million decrease from small business set aside re-compete losses and changes in contract volume, net of new business wins.
NSS operating income for the quarter was $11.4 million, compared to $4.4 million in the prior year period. The increase resulted from higher revenue volume, improved program performance and lower selling, general and administrative expense as a percentage of revenue.

NSS adjusted operating income3 for the quarter was $19.3 million, or an operating margin of 8.5% of revenue, compared to $14.3 million, or 9.0% of revenue, in the prior year period. The variances in NSS adjusted operating income and margins were driven by the increase in revenue volume and the timing of net profit adjustments in the prior year period.

Cash Flow Summary

Net cash provided by operating activities for the quarter of $55.4 million, increased $44.5 million over the prior year period, driven primarily by higher cash collections, and increases in accounts payable and accrued expenses in the current period.

As of March 28, 2021, PAE had cash and cash equivalents totaling $118.2 million and had no outstanding borrowings on its senior secured revolving credit facility.
2 GMS adjusted operating income and adjusted operating income margin are non-GAAP financial measures. A reconciliation of GMS adjusted operating income and adjusted operating income margin to their most directly comparable GAAP financial measure, GMS operating income (loss), is contained in the “Non-GAAP Financial Measures” section of this release.
3 NSS adjusted operating income and adjusted operating income margin are non-GAAP financial measures. A reconciliation of NSS adjusted operating income and adjusted operating income margin to their most directly comparable GAAP financial measure, NSS operating income (loss), is contained in the “Non-GAAP Financial Measures” section of this release.

Business Development Highlights and Contract Awards

Net bookings totaled $292 million in the first quarter and $2.7 billion over the trailing 12 months (“TTM”), representing a book to bill ratio of 0.4x and 1.0x for the first quarter and TTM, respectively.

Notable first quarter awards received include:

Notable New Business Awards:

•Global Tactical Advanced Communication Systems II Global FSR task order: PAE’s NSS segment was awarded a task order, valued at $25 million to provide support for Satellite Communications’ terminals and network operability and sustainment.

•Department of State Rapid Engineering and Construction Program: PAE’s GMS segment was awarded multiple subcontracts totaling approximately $20 million to support the development of a rapid response supply chain to carry out procurement and construction activities during contingency operations and various emergency situations.

Notable Recompete Awards:

•Joint Personnel Recovery Agency: PAE’s NSS segment was awarded an approximate $27 million contract to provide cleared personnel for SERE instruction, curriculum development, strategy, operations, and intelligence analysis.

•The Bureau of Alcohol, Tobacco, Firearms and Explosives National Integrated Ballistic Information Network National Correlation and Training Center: PAE’s NSS segment was awarded a contract, valued at approximately $15 million, to provide intelligence focused support to enhance ATF’s abilities to solve, reduce and prevent firearm-related violent crime.

The Company’s backlog at the end of the quarter was $7.5 billion, of which approximately $1.3 billion was funded.

2021 Financial Outlook

PAE is reiterating the fiscal 2021 guidance it issued on March 11, 2021, based on the Company's financial results for the first quarter of 2021 and its current outlook for the remainder of the year. The table below summarizes the Company's 2021 financial guidance:

Revenue	$3,050 million - $3,150 million
Adjusted EBITDA	$205 million - $215 million
Cash flow provided by operations	At least $120 million

Adjusted EBITDA is a non-GAAP financial measure. The Company is not providing a quantitative reconciliation of adjusted EBITDA in its 2021 financial guidance in reliance on the “unreasonable efforts” exception for forward-looking non-GAAP measures set forth in Securities and Exchange Commission rules because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated without unreasonable effort and expense. In this regard, the Company does not provide a reconciliation of forward-looking adjusted EBITDA (non-GAAP) to GAAP net income, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income may vary significantly based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed to provide a GAAP calculation of projected net income at this time. The amounts of these deductions may be material and, therefore, could result in actual GAAP net income being materially less than is indicated by estimated adjusted EBITDA (non-GAAP). Due to the uncertainty of estimates and assumptions used in preparing forward-looking non-GAAP measures, actual results could differ materially from these non-GAAP financial projections.

Conference Call Information

As previously announced, PAE will host a conference call and webcast today, May 6, 2021, at 8 a.m. ET. Management will review the Company's first-quarter 2021 financial results, followed by a question-and-answer session. Listeners will be able to access a presentation summarizing the first-quarter 2021 results on the PAE Investor Relations website.

Interested parties are invited to join the webcast from the PAE Investor Relations website and may register for an email reminder using the “Events and Presentations” link. Due to the COVID-19 pandemic, teleconference providers globally are experiencing significant increases in conference call volume. As such, the Company recommends that parties participate by joining the webcast. Alternatively, if the webcast is not practical, attendees may listen to the conference call by dialing (855) 982-6676 and entering conference ID 2929758. The international dial-in access number is (614) 999-9188.

The Company will post an archive of the webcast following the call on the PAE Investor Relations website.

Forward-Looking Statements

This press release may contain a number of “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to management’s assumptions, expectations, projections, intentions and/or beliefs about future events or occurrences, and include, but are not limited to, statements about PAE’s possible or assumed future results of operations and cash flows, financial results, business strategies, debt levels, competitive position, industry environment, potential growth opportunities, potential impact of COVID-19, effects of regulation, backlog, estimation of resources for contracts, risks related to IDIQ contracts, risks related to integration of acquisitions, strategy for and management of growth, needs for additional capital, risks related to U.S. government contracting generally, including congressional approval of appropriations, and bid protests. These forward-looking statements are based on PAE’s management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside PAE’s management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Some factors that could cause actual results to differ include, a loss of contracts with the U.S. federal government or its agencies or other state, local or foreign governments or agencies, including as a result of a reduction in government spending; service failures or failures to properly manage projects; issues that damage our professional reputation; disruptions in or changes to prices relating to our supply chain, including as a result of difficulties in the supplier qualification process; failures on the part of our subcontractors or joint venture partners to perform their contractual obligations; failures to maintain strong relationships with other contractors; the impact of a negative audit or other investigation; failure to comply with numerous laws and regulations regarding procurement, anti-bribery and organizational conflicts of interest; inability to comply with the laws and other security requirements governing access to classified information; inability to share information from classified contracts with investors; impact of implementing various data privacy and cybersecurity laws; costs and liabilities arising under various environmental laws and regulations; various claims, litigation and other disputes that could be resolved against PAE; delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us; risks related to acquisitions, including our ability to realize the benefits of acquisitions in a manner consistent with our expectations and integration risks; risks from operating internationally; the effects of COVID-19 outbreak and other pandemics or health epidemics, including disruptions to our workforce and the impact on government spending; disruptions caused by natural or environmental disasters, terrorist activities or other events outside our control; disruptions caused by social unrest, including related protests or disturbances; issues arising from cybersecurity threats or intellectual property infringement claims; the loss of members of senior management; the inability to attract, train or retain employees with the requisite skills, experience and security clearances; the impact of the expiration of our collective bargaining agreements; and other risks and uncertainties described under the heading “Risk Factors” and elsewhere in our reports filed with the Securities and Exchange Commission (“SEC”).

Forward-looking statements included in this release speak only as of the date of this release. PAE does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date of this release except as may be required by the federal securities laws.

About PAE

For more than 65 years, PAE has tackled the world’s toughest challenges to deliver agile and steadfast solutions to the U.S. government and its allies. With a global workforce of approximately 20,000 on all seven continents and in approximately 60 countries, PAE delivers a broad range of operational support services to meet the critical needs of our clients. Our headquarters is in Falls Church, Virginia. Find us online at pae.com, on Facebook, Twitter and LinkedIn.

For investor inquiries regarding PAE:

Mark Zindler
Vice President Investor Relations
PAE
703-717-6017
mark.zindler@pae.com

For media inquiries regarding PAE:

Terrence Nowlin
Senior Communications Manager
PAE
703-656-7423
terrence.nowlin@pae.com

PAE Incorporated
Condensed Consolidated Statement of Operations (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended
	March 28,	March 29,
	2021	2020
Revenues	$748,567	$617,253
Cost of revenues	566,666	465,208
Selling, general and administrative expenses	145,291	137,326
Amortization of intangible assets	12,215	8,047
Total operating expenses	724,172	610,581
Program profit	24,395	6,672
Other operating income net	1,801	785
Operating income	26,196	7,457
Interest expense, net	(12,514)	(20,948)
Other income, net	1,200	30,112
Income (loss) before income taxes	14,882	16,621
Expense (benefit) from income taxes	2,609	(9,529)
Net income (loss)	12,273	26,150
Noncontrolling interest in earnings of ventures	(1,111)	166
Net income (loss) attributed to PAE Incorporated	$13,384	$25,984

Net income (loss) per share attributed to PAE Incorporated:
Basic	$0.14	$0.43
Diluted	$0.14	$0.43

Weighted average shares outstanding
Basic	92,613,057	59,807,549
Diluted	95,128,326	59,807,549

PAE Incorporated
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share and par value amounts)

	March 28,	December 31,
	2021	2020

Assets
Current assets:
Cash and cash equivalents	$118,150	$85,908
Accounts receivable, net	562,398	585,511
Prepaid expenses and other current assets	69,902	61,607
Total current assets	750,450	733,026
Property and equipment, net	27,652	27,615
Investments	19,400	18,272
Goodwill	591,209	590,668
Intangible assets, net	245,995	258,210
Operating lease right-of-use assets, net	183,276	191,370
Other noncurrent assets	10,283	10,209
Total assets	$1,828,265	$1,829,370
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$177,911	$152,962
Accrued expenses	121,274	114,222
Customer advances and billings in excess of costs	74,197	106,475
Salaries, benefits and payroll taxes	158,841	145,186
Accrued taxes	15,186	15,582
Current portion of long-term debt, net	5,920	5,961
Operating lease liabilities, current portion	47,163	46,756
Other current liabilities	42,393	45,037
Total current liabilities	642,885	632,181
Deferred income taxes, net	6,587	4,389
Long-term debt, net	861,057	860,306
Long-term operating lease liabilities	136,473	145,569
Warrant liability	49,267	50,467
Other long-term liabilities	32,441	30,273
Total liabilities	1,728,710	1,723,185
Stockholders' equity:
Preferred stock, $0.0001 par value per share, 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value per share: 210,000,000 shares authorized; 93,069,815 and 92,040,654 shares issued and outstanding as of March 28, 2021 and December 31, 2020, respectively	9	9
Additional paid-in capital	167,898	188,685
Accumulated deficit	(103,237)	(116,621)
Accumulated other comprehensive loss	881	1,876
Total PAE Incorporated stockholders' equity	65,551	73,949
Noncontrolling interests	34,004	32,236
Total liabilities and stockholders' equity	$1,828,265	$1,829,370

PAE Incorporated
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Three Months Ended
	March 28,	March 29,
	2021	2020
Operating activities
Net income (loss)	$12,273	$26,150
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	2,268	2,583
Amortization of intangible assets	12,215	8,047
Amortization of debt issuance cost	777	6,063
Stock-based compensation	2,270	—
Net undistributed (loss) income from unconsolidated ventures	(2,411)	(663)
Deferred income taxes, net	2,818	(9,896)
Change in fair value of Warrant liability	(1,200)	(33,599)
Other non-cash activities, net	(140)	270
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	22,685	20,869
Accounts payable	25,037	(2,417)
Accrued expenses	7,335	(292)
Customer advances and billings in excess of costs	(32,276)	18,223
Salaries, benefits and payroll taxes	13,951	(21,307)
Prepaid expenses and other current assets	(8,555)	(1,579)
Other current and noncurrent liabilities	(10,632)	(4,545)
Investments	1,374	750
Other noncurrent assets	7,999	4,729
Accrued taxes	(392)	(2,473)
Net cash provided by operating activities	55,396	10,913
Investing activities
Expenditures for property and equipment	(2,434)	(404)
Proceeds from sales of property	222	—
Acquisition of noncontrolling interest	(14,300)	—
Other investing activities, net	(372)	—
Net cash used in investing activities	(16,884)	(404)
Financing activities
Net contributions from noncontrolling interests	490	150
Borrowings on long-term debt	20,000	60,000
Repayments on long-term debt	(20,000)	(196,544)
Payment of debt issuance costs	—	(964)
Recapitalization from merger with Gores III	—	605,708
Payment of underwriting and transaction costs	—	(27,268)
Distribution to selling stockholders	—	(419,548)
Stock-based compensation tax withholding obligation	(5,659)	—
Net cash (used in) provided by financing activities	(5,169)	21,534
Effect of exchange rate changes on cash and cash equivalents	(1,101)	(288)
Net increase in cash and cash equivalents	32,242	31,755
Cash and cash equivalents at beginning of period	85,908	68,035
Cash and cash equivalents at end of period	$118,150	$99,790
Supplemental cash flow information
Cash paid for interest	$11,977	$10,900
Cash paid for taxes	$471	$1,523

PAE INCORPORATED
SEGMENT DATA
(in thousands)

	Three Months Ended
	March 28,	March 29,
	2021	2020
Revenues
GMS	$521,561	$457,444
NSS	227,006	159,809
Consolidated revenues	$748,567	$617,253

Operating income
GMS	$24,514	$12,603
NSS	11,390	4,367
Corporate	(9,708)	(9,513)
Consolidated operating income	$26,196	$7,457

Amortization of intangible assets
GMS	$4,161	$4,115
NSS	8,054	3,932
Consolidated amortization of intangible assets	$12,215	$8,047

PAE INCORPORATED
BACKLOG
(in thousands)

	As of	As of
	March 28,	December 31,
	2021	2020
Global Mission Services:
Funded backlog	$832,553	$946,711
Unfunded backlog	4,234,540	4,445,442
Total GMS backlog	$5,067,093	$5,392,153

National Security Solutions:
Funded backlog	$451,574	$476,618
Unfunded backlog	1,940,234	2,046,634
Total NSS backlog	$2,391,808	$2,523,252

Total:
Funded backlog	$1,284,127	$1,423,329
Unfunded backlog	6,174,774	6,492,076
Total backlog	$7,458,901	$7,915,405

Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. PAE segregates backlog into two categories, funded backlog and unfunded backlog.

Funded backlog refers to the value on contracts for which funding is appropriated less revenues previously recognized on these contracts.

Unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity, U.S. General Services Administration schedules or other master agreement contract vehicles.

Non-GAAP Financial Measures

The Company uses EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted operating income per segment and adjusted operating income margin per segment as supplemental non-GAAP measures of performance. PAE defines EBITDA as net income excluding (i) interest expense, (ii) provision for or benefit from income taxes and (iii) depreciation and amortization. Adjusted EBITDA and adjusted operating income per segment exclude certain amounts included in EBITDA as provided in the reconciliations provided herein. Adjusted EBITDA is equal to the sum of adjusted operating income for each segment. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by revenues expressed as a percentage and adjusted operating income margin is calculated as adjusted operating income divided by revenues expressed as a percentage.

For 2021 and 2020, the Company’s net income was impacted by certain events, as described in the footnotes to the reconciliation tables, that do not reflect the cost of our operations and which may affect the period-over-period assessment of operating results. The non-GAAP financial measures demonstrate the impact of these events.

These non-GAAP measures of performance are used by management to conduct and evaluate its business during its regular review of operating results for the periods presented. Management and the Company’s Board utilize these non-GAAP measures to make decisions about the use of the Company’s resources, analyze performance between periods, develop internal projections and measure management performance. PAE believes these non-GAAP measures are useful to investors in evaluating the Company’s ongoing operating and financial results and understanding how such results compare with the Company’s historical performance.

In addition to the above non-GAAP financial measures, the Company has included backlog, net bookings, and book-to-bill ratio in this release. Backlog is an operational measure representing the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. Net bookings are an operational measure representing the change in backlog between reporting periods plus reported revenue for the period and book-to-bill ratio is an operational measure representing net bookings divided by reported revenues for the same period. We believe backlog, net bookings and book-to-bill ratio are useful metrics for investors because they are an important measure of business development performance and revenue growth. These metrics are used by management to conduct and evaluate its business during its regular review of operating results for the periods presented.

Reconciliation of GAAP net income to Adjusted EBITDA, a non-GAAP Measure - Company
(in thousands)
	Three Months Ended
	March 28,	March 29,
	2021	2020	Change
Net income (loss) attributed to PAE Incorporated	$13,384	$25,984	$(12,600)
Interest expense, net	12,514	20,948	(8,434)
Provision for taxes	2,609	(9,529)	12,138
Depreciation and amortization	14,483	10,630	3,853
M&A and Integration costs	1,833	23,980	(22,147)
Disposal of assets	—	—	—
Non-core expenses (1)	1,066	258	808
Non-cash items (2)	—	—	—
Equity based compensation (3)	1,931	—	1,931
Other (4)	(791)	(30,626)	29,835
Adjusted EBITDA	$47,029	$41,646	$5,384
Adjusted EBITDA margin	6.3%	6.7%

Reconciliation of GAAP operating income to adjusted operating income, a non-GAAP Measure - GMS
(in thousands)
	Three Months Ended
	March 28,	March 29,
	2021	2020	Change
Operating income	$24,514	$12,603	$11,911
Corp operating loss allocation (5)	(7,674)	(7,049)	(625)
Corp other income (loss) allocation (6)	949	22,316	(21,367)
Corporate NCI allocation	925	(222)	1,147
Depreciation and amortization	5,862	6,151	(289)
M&A and Integration costs	1,449	15,912	(14,463)
Disposal of assets	—	—	—
Non-core expenses (1)	843	191	652
Equity based compensation (3)	1,526	—	1,526
Other (4)	(625)	(22,588)	21,963
Adjusted operating income	$27,769	$27,314	$455
Adjusted operating income margin	5.3%	6.0%

Reconciliation of GAAP operating income to adjusted operating income, a non-GAAP Measure - NSS
(in thousands)
	Three Months Ended
	March 28,	March 29,
	2021	2020	Change
Operating income	$11,390	$4,367	$7,023
Corp operating loss allocation (5)	(2,034)	(2,463)	429
Corp other income (loss) allocation (6)	251	7,796	(7,545)
Corporate NCI allocation	186	56	130
Depreciation and amortization	8,621	4,479	4,142
M&A and Integration costs	384	8,068	(7,684)
Disposal of assets	—	—	—
Non-core expenses (1)	223	67	156
Non-cash items (2)	—	—	—
Equity based compensation (3)	405	—	405
Other (4)	(166)	(8,038)	7,872
Adjusted operating income	$19,260	$14,332	$4,928
Adjusted operating income margin	8.5%	9.0%

(1) Non-core expenses include certain professional fees, gain/loss on disposal of fixed assets, settlements and certain severance costs.

(2) Non-cash items include idle facilities charges for facilities the Company no longer occupies, pension curtailment costs and unrealized FX gains/losses.

(3) Equity based compensation reflects costs associated with the issuance of restricted stock units and performance-based restricted stock units to PAE employees and independent directors.

(4) Other costs include adjustments to offset capitalized internal labor, state income taxes that were not captured in reported income tax expense and warrant-related expenses.

(5) Corporate operating loss allocation includes certain selling, general and administrative, depreciation and amortization costs that cannot be assigned to a specific segment; this cost is allocated based on proportionate segment revenues for the period in which the cost is incurred.

(6) Corporate other income (loss) allocation includes changes in the fair value of the warrants and transaction expenses allocated to the warrants.